As filed with the Securities and Exchange Commission on March 18, 2009
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIVEDEAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	85-0206668
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2490 East Sunset Road, Suite 100
Las Vegas, Nevada 89120
(Address of Principal Executive Offices) (Zip Code)

LiveDeal, Inc. Amended and Restated 2003 Stock Plan
(Full title of the plan)

Michael Edelhart
Chief Executive Officer
LiveDeal, Inc.
2490 East Sunset Road, Suite 100
Las Vegas, Nevada 89120
(702) 939-0230
(Name, Address and Telephone Number, including area code, of Agent For Service)

Copy to:

Daniel M. Mahoney
Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004-2202
(602) 382-6206

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $.001 Par Value (2003 Stock Plan)	600,000 shares	$1.95	$1,170,000	$65.92

(1)   In the event of a stock split, stock dividend, or similar transaction involving the registrant’s common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)   Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, on the basis of the average of the high and low prices for shares of common stock of the registrant on the NASDAQ Capital Market on March 16, 2009.

EXPLANATORY NOTE

LiveDeal, Inc., which was formerly known as YP.Net, Inc. and YP Corp. (the “Company”), is filing this Registration Statement pursuant to General Instruction E of Form S-8 to register an additional 600,000 shares of the Company’s common stock, par value $.001 per share, issuable pursuant to the LiveDeal, Inc. Amended and Restated 2003 Stock Plan (the “Plan”).  This Registration Statement reflects an amendment to the Plan increasing the number of shares authorized to be issued thereunder from 800,000 shares to 1,400,000 shares, as approved by the Company’s stockholders on February 26, 2009.

The Company’s previously filed Registration Statements on Form S-8, No. 333-107721 filed on August 7, 2003, No. 333-112871 filed on February 17, 2004 and No. 333-140820 filed on February 21, 2007, are hereby incorporated by reference.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents have been filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and are incorporated by reference in this Registration Statement:

1.	the Company’s Annual Report on Form 10-K for the fiscal year that ended on September 30, 2008, filed with the SEC on December 29, 2008.

2.	the Company’s Quarterly Report on Form 10-Q for the quarterly period that ended on December 31, 2008, filed with the SEC on February 17, 2009.

3.	the Company’s Current Reports on Form 8-K filed with the SEC on October 6, 2008, November 12, 2008, January 20, 2009, and March 12, 2009; and

4.	the description of the Company’s common stock, which is contained in the Company’s Registration Statement on Form 10SB12G, File No. 000-24217, filed with the SEC on May 6, 1998.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.  Indemnification of Directors and Officers.

Under Section 78.7502 of the Nevada Revised Statutes (“NRS”), directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a “Derivative Action”)) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.  A similar standard of care applies to Derivative Actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such an action, and the NRS requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company.

Article 10 of the Company’s Amended and Restated Articles of Incorporation (the “Articles”) provides that the Company shall, to the fullest extent permitted by the NRS, (i) indemnify any and all persons whom it shall have power to indemnify under the NRS (including directors and officers) from and against any and all of the expenses, liabilities or other matters referred to in or covered by said statutes, and (ii) advance expenses related thereto to any and all said persons.  The indemnification and advancement of expenses provided for therein is not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and continues as to persons who have ceased to be directors, officers, employees or agents and inures to the benefit of the heirs, executors and administrators of such persons.  In addition, Article 9 of the Articles provides for the elimination of personal liability of directors and officers of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, to the fullest extent permitted by the NRS, as amended and supplemented.

Article 5 of the Company’s Amended and Restated Bylaws (the “Bylaws”) contains similar provisions and sets forth a procedure by which officers or directors may seek indemnification from the Company.  The Bylaws provide that individuals entitled to indemnification under Article 5 thereof can bring suit against the Company for such indemnity if the Company does not provide it within sixty days of receipt of a claim (the period is twenty days if the claim is for the advancement of expenses).  Additionally, the Bylaws limit indemnification in situations where officers or directors actually collect insurance payments for amounts that would otherwise be subject to indemnification and where proceedings are settled without the Company’s consent.  The Bylaws further provide that Article 5 thereof is deemed to be a contract between the Company and its officers and directors for the duration of its effectiveness.  Finally, the Bylaws provide that the Company may elect to indemnify its employees and other agents to the same or a lesser extent as its officers and directors, and they require that any potential indemnitee provide written notice to the Company of proceedings or claims that might give rise to indemnification rights under Article 5.

In addition, the Company maintains directors’ and officers’ liability insurance policies that provide coverage for losses arising from claims made against its directors or officers for any actual or alleged wrongful act in their capacities as directors or officers of the Company.

Item 8.  Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 15, 2007)

4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007)

4.3	LiveDeal, Inc. Amended and Restated 2003 Stock Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007)

4.4
First Amendment to LiveDeal, Inc. Amended and Restated 2003 Stock Plan. (incorporated herein by reference to Appendix A to the Company’s definitive proxy statement for its 2009 annual meeting of stockholders, filed with the SEC on January 29, 2009)

5.1	Opinion of Snell & Wilmer L.L.P. as to legality of securities being registered

23.1	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1)

23.2	Consent of Mayer Hoffman McCann P.C.

24.1	Power of Attorney (included on the signature page of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on March 18, 2009.

LIVEDEAL, INC.

By:	/s/ Michael Edelhart
Michael Edelhart
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.  Each person whose signature appears below hereby authorizes Michael Edelhart and Rajeev Seshadri, and each of them, as attorneys-in-fact, to sign in his or her name and behalf, individually and in each capacity designated below, and to file any amendments, including post-effective amendments, to this Registration Statement.

Signature	Title	Date

/s/ Michael Edelhart	Chief Executive Officer and Director	March 18, 2009
Michael Edelhart	(Principal Executive Officer)

/s/ Rajeev Seshadri	Chief Financial Officer	March 18, 2009
Rajeev Seshadri	(Principal Financial and Accounting Officer)

/s/ Richard D. Butler, Jr.	Director	March 18, 2009
Richard D. Butler, Jr.

/s/ Greg A. LeClaire	Director	March 18, 2009
Greg A. LeClaire

/s/ Rajesh Navar	Chairman of the Board of Directors	March 18, 2009
Rajesh Navar

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 15, 2007)

4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007)

4.3	LiveDeal, Inc. Amended and Restated 2003 Stock Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007)

4.4
First Amendment to LiveDeal, Inc. Amended and Restated 2003 Stock Plan. (incorporated herein by reference to Appendix A to the Company’s definitive proxy statement for its 2009 annual meeting of stockholders, filed with the SEC on January 29, 2009)

5.1	Opinion of Snell & Wilmer L.L.P. as to legality of securities being registered

23.1	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1)

23.2	Consent of Mayer Hoffman McCann P.C.

24.1	Power of Attorney (included on the signature page of this Registration Statement)